AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC.

    ARTICLES OF AMENDMENT

    AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

    FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

    SECOND: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the Corporation (“Articles of Incorporation”), the Board of Directors of the Corporation has:

(i)duly liquidated NT Equity Growth Fund; and

(ii)duly liquidated NT Disciplined Growth Fund; and

(iii)determined to eliminate the G Class of shares for the Equity Growth Fund; and

(iv)determined to eliminate the G Class of shares for the Disciplined Growth Fund; and

(v)determined to change the name of Equity Growth Fund to Disciplined Core Equity Fund; and

(vi)determined to change the name of Disciplined Core Value Fund to Disciplined Value Fund; and

(vii)increased in some cases and decreased in some cases the number of shares of capital stock of certain series and classes that the Corporation has authority to issue in accordance with Section 2-105(c) of the Maryland General Corporation Law (the “Reallocation”).

    THIRD: Immediately prior to the Reallocation the Corporation had the authority to issue Eight Billion Five Hundred Million (8,500,000,000) shares of capital stock. Following the Reallocation, the Corporation has the authority to issue Eight Billion Five Hundred Million (8,500,000,000) shares of capital stock.

    FOURTH: The par value of shares of the Corporation's capital stock before the Reallocation was, and after the Reallocation is, One Cent ($0.01) per share.

    FIFTH: Immediately prior to the Reallocation, the aggregate par value of all shares of stock that the Corporation was authorized to issue was Eighty-Five Million Dollars ($85,000,000). After giving effect to the Reallocation, the aggregate par value of all shares of stock that the Corporation is authorized to issue is Eighty-Five Million Dollars ($85,000,000).

    SIXTH: Immediately prior to the Reallocation, the number of shares allocated among the duly established classes of shares (each hereinafter referred to as a “Class”) of the eight (8) series of stock and aggregate par value of each Class was as follows:
J:\LG\ACQEF\Charter Documents\ACQEF Articles Amendment 08-2026.docx

Series Name	Class Name	Number of Shares As Allocated	Aggregate Par Value
Global Gold Fund	Investor	800,000,000	$8,000,000
	I	100,000,000	1,000,000
	A	30,000,000	300,000
	C	20,000,000	200,000
	R	20,000,000	200,000

Disciplined Core Value Fund	Investor	700,000,000	$7,000,000
(f/k/a Income & Growth Fund)	I	210,000,000	2,100,000
	A	50,000,000	500,000
	C	20,000,000	200,000
	R	20,000,000	200,000
	R5	40,000,000	400,000

Equity Growth Fund	Investor	850,000,000	$8,500,000
	I	140,000,000	1,400,000
	A	40,000,000	400,000
	C	20,000,000	200,000
	G	1,300,000,000	13,000,000
	R	20,000,000	200,000
	R5	40,000,000	400,000

Utilities Fund	Investor	300,000,000	$3,000,000

Disciplined Growth Fund	Investor	480,000,000	$4,800,000
	I	100,000,000	1,000,000
	A	50,000,000	500,000
	C	20,000,000	200,000
	G	550,000,000	5,500,000
	R	20,000,000	200,000
	R5	40,000,000	400,000
	Y	40,000,000	400,000

Small Company Fund	Investor	400,000,000	$4,000,000
	I	40,000,000	400,000
	A	30,000,000	300,000
	C	20,000,000	200,000
	R	20,000,000	200,000
	R5	40,000,000	400,000

NT Equity Growth Fund	G	1,300,000,000	$13,000,000

NT Disciplined Growth Fund	Investor	80,000,000	$800,000
	G	550,000,000	5,500,000

    SEVENTH: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation, the Board of Directors of the Corporation has (a) approved the amendments stated in Article SECOND above and (b) has allocated Eight Billion Five Hundred Million (8,500,000,000) shares of the Eight Billion Five Hundred Million (8,500,000,000) shares of authorized capital stock of the Corporation among the six (6) series of stock of the Corporation and the various Classes of each as follows:

Series Name	Class Name	Number of Shares as Allocated	Aggregate Par Value
Global Gold Fund	Investor	1,070,000,000	$10,700,000
	I	250,000,000	2,500,000
	A	180,000,000	1,800,000
	C	20,000,000	200,000
	R	160,000,000	1,600,000

Disciplined Value Fund	Investor	850,000,000	$8,500,000
(f/k/a Disciplined Core Value Fund)	I	350,000,000	3,500,000
(f/k/a Income & Growth Fund)	A	220,000,000	2,200,000
	C	20,000,000	200,000
	R	160,000,000	1,600,000
	R5	160,000,000	1,600,000

Disciplined Core Equity Fund	Investor	1,100,000,000	$11,000,000
(f/k/a Equity Growth Fund)	I	270,000,000	2,700,000
	A	200,000,000	2,000,000
	C	20,000,000	200,000
	R	160,000,000	1,600,000
	R5	160,000,000	1,600,000

Utilities Fund	Investor	440,000,000	$4,400,000

Disciplined Growth Fund	Investor	620,000,000	$6,200,000
	I	220,000,000	2,200,000
	A	170,000,000	1,700,000
	C	20,000,000	200,000
	R	160,000,000	1,600,000
	R5	160,000,000	1,600,000
	Y	160,000,000	1,600,000

Small Company Fund	Investor	540,000,000	$5,400,000
	I	160,000,000	1,600,000
	A	160,000,000	1,600,000
	C	20,000,000	200,000
	R	160,000,000	1,600,000
	R5	160,000,000	1,600,000

EIGHTH: Except as otherwise provided by the express provisions of these Articles of Amendment, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any series or Class or any unissued shares that have not been allocated to a series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation.

    NINTH: A description of the series and Classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation and is not changed by these Articles of Amendment, except with respect to the creation and/or designation of the various series.

    TENTH: The Board of Directors of the Corporation duly adopted resolutions dividing into series and Classes the authorized capital stock of the Corporation and allocating shares to each as set forth in these Articles of Amendment.

    ELEVENTH:     The amendments to the Articles of Incorporation as set forth above were approved by at least a majority of the entire Board of Directors of the Corporation and were limited to changes expressly authorized by Section 2-105(c)(12) or Section 2-605 of the Maryland General Corporation Law without action by the stockholders.

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IN WITNESS WHEREOF, AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested to by its Assistant Secretary on this 20th day of October, 2026.

ATTEST:		AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC.

/s/ Otis H. Cowan		/s/ Patrick Bannigan
Name:	Otis H. Cowan	Name:	Patrick Bannigan
Title	Assistant Secretary	Title:	President

    THE UNDERSIGNED PRESIDENT OF AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, as to all matters or facts required to be verified under oath, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, those matters and facts, are true in all material respects under the penalties of perjury.

Dated: October 20, 2026

/s/ Patrick Bannigan
Patrick Bannigan, President

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